[FORM OF 12b-1 PLAN FOR CLASS B SHARES]

                                   12b-1 Plan
                                     Class B

         The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by [FUND NAME] (the "Fund") [,for the [SERIES NAME] (the "Series")] on behalf of the _______________________ B Class (the "Class"), which Fund[, Series] and Class may do business under these or such other names as the Board of [Directors/Trustees] of the Fund may designate from time to time. The Plan has been approved by a majority of the Board of [Directors/Trustees], including a majority of the [Directors/Trustees] who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto ("non-interested [Directors/Trustees]"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the [Directors/Trustees] included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Class and its shareholders. The Plan has been approved by a vote of the holders of a majority of the outstanding voting securities of the Class, as defined in the Act.

         The Fund is a [corporation/common law trust] organized under the laws of the [State of Maryland/Commonwealth of Pennsylvania], is authorized to issue different series and classes of securities and is an open-end management investment company registered under the Act. [Delaware Management Company, Inc./Delaware International Advisers Ltd.] serves as the [Fund's/Series'] investment adviser and manager pursuant to an Investment Management Agreement. Delaware Service Company, Inc. serves as the [Fund's/Series'] shareholder servicing, dividend disbursing and transfer agent. Delaware Distributors, L.P. (the "Distributor") is the principal underwriter and national distributor for the [Fund's/Series'] shares, including shares of the Class, pursuant to the Distribution Agreement between the Distributor and the [Fund/Series] ("Distribution Agreement").

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         The Plan provides that:

         1. (a) The Fund shall pay to the Distributor a monthly fee not to exceed 0.75% (3/4 of 1%) per annum of the [Fund's/Series'] average daily net assets represented by shares of the Class as may be determined by the Fund's Board of [Directors/Trustees] from time to time.

            (b) In addition to the amounts described in (a) above, the Fund shall pay (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed 0.25% (1/4 of 1%) per annum of the [Fund's/Series'] average daily net assets represented by shares of the Class, as a service fee pursuant to dealer or servicing agreements.

         2. (a) The Distributor shall use the monies paid to it pursuant to paragraph 1(a) above to assist in the distribution and promotion of shares of the Class. Payments made to the Distributor under the Plan may be used for, among other things, preparation and distribution of advertisements, sales literature and prospectuses and reports used for sales purposes, as well as compensation related to sales and marketing personnel, and holding special promotions. In addition, such fees may be used to pay for advancing the commission costs to dealers with respect to the sale of Class shares.

            (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include confirming that customers have received the Prospectus and Statement of Additional Information, if applicable; assisting such customers in maintaining proper records with the Fund; answering questions relating to their respective accounts; and aiding in maintaining the investment of their respective customers in the Class.

         3. The Distributor shall report to the Fund at least monthly on the amount and the use of the monies paid to it under paragraph 1(a) above. In addition, the Distributor and others shall inform the Fund monthly and in writing of the amounts paid under paragraph 1(b) above; both the Distributor and any others receiving fees under the Plan shall furnish the Board of [Directors/Trustees] of the Fund with such other information as the Board may reasonably request in connection with the payments made under the Plan and the use thereof by the Distributor and others in order to enable the Board to make an informed determination of the amount of the Fund's payments and whether the Plan should be continued.


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         4. The officers of the Fund shall furnish to the Board of
[Directors/Trustees] of the Fund, for their review, on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         5. This Plan shall take effect at such time as the Distributor shall notify the Fund of the commencement of the Plan (the "Commencement Date"); thereafter, the Plan shall continue in effect for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of [Directors/Trustees] of the Fund, and of the non-interested [Directors/Trustees], cast in person at a meeting called for the purpose of voting on such Plan.

         6.(a) The Plan may be terminated at any time by vote of a majority of the non-interested [Directors/Trustees] or by vote of a majority of the outstanding voting securities of the Class.

            (b) The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to paragraph 1 thereof without approval by the shareholders of the Class.

         7. All material amendments to this Plan shall be approved by the non-interested [Directors/Trustees] in the manner described in paragraph 5 above.

         8. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested [Directors/Trustees] shall be committed to the discretion of such non-interested [Directors/Trustees].


         9. The definitions contained in Sections 2(a)(19) and 2(a)(42) of the Act shall govern the meaning of "interested person(s)" and "vote of a majority of the outstanding voting securities," respectively, for the purposes of this Plan.

         This Plan shall take effect on the Commencement Date, as previously defined.







November 29, 1995